Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to Form F-3 (Registration Number 333-297222) of Antalpha Platform Holding Company (the “Company”) of our report dated April 14, 2026 relating to the audit of the combined and consolidated balance sheets of the Company as of December 31, 2025 and 2024, and the related combined and consolidated statements of comprehensive income, stockholders’ equity, and cash flows in each of the years for the three-year period ended December 31, 2025, and the related notes included herein.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
July 29, 2026	Certified Public Accountants
PCAOB ID: 1171